Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Sabra Purtill (Investors): sabra.purtill@aig.com Shelley Singh (Investors): shelley.singh@aig.com Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Second Quarter 2020 Results

❖	Impacts from COVID-19 Remain Manageable
❖	Continued Improvement in General Insurance Accident Year Underwriting Profitability, Adjusted for Catastrophe Losses (CATs)
❖	Sale of Fortitude Group Holdings LLC (Fortitude) De-risks Balance Sheet and Sharpens Focus on Core Businesses; Transaction Accounting Reflected in GAAP Results
❖	Strong Financial and Capital Flexibility; $10.7 billion in Parent Liquidity at June 30, 2020; $71.68 of Book Value per Common Share, an increase of 3.4% from March 31, 2020

•	General Insurance reported $674 million of pre-tax CATs, net of reinsurance, or 11.9 combined ratio points, which included $458 million of estimated COVID-19 losses, $126 million of civil unrest related losses and $90 million of natural CATs resulting in a General Insurance combined ratio of 106.0, in the second quarter of 2020.
•	The General Insurance accident year combined ratio, as adjusted*, was 94.9, a 120 bps improvement from the prior year quarter, driven by improved Commercial Lines performance and continued expense discipline.
•	Life and Retirement reported adjusted pre-tax income (APTI) of $881 million, a decrease of $168 million compared to the prior year quarter driven by private equity losses, continued spread compression and elevated mortality related to COVID-19. Adjusted return on attributed common equity (Adjusted ROCE) – Life and Retirement* for the second quarter was 13.2%.
•	On June 2, 2020, AIG completed the sale of a 76.6% stake in Fortitude for $2.2 billion of proceeds, significantly improving AIG’s risk profile and reducing exposure to long-tail runoff liabilities and related interest rate risk.
•	Net loss attributable to AIG common shareholders was $7.9 billion, or $9.15 per common share, for the second quarter of 2020, compared to income of $1.1 billion, or $1.24 per diluted common share in the prior year quarter. The loss was primarily driven by a $6.7 billion after-tax loss from the sale and deconsolidation of Fortitude and $1.8 billion of after-tax net realized capital losses primarily related to mark-to-market losses from variable annuity and interest rate hedges including the impact of AIG’s non-economic non-performance risk adjustment, per GAAP, on the fair value of AIG’s associated liabilities. The after-tax reduction to total AIG shareholders’ equity resulting from the sale and deconsolidation of Fortitude was $4.3 billion, or $2.5 billion on an Adjusted common shareholders’ equity* basis.
•	Adjusted after-tax income attributable to AIG common shareholders (AATI)* was $571 million, or $0.66 per diluted common share, for the second quarter of 2020, compared to $1.3 billion, or $1.43 per diluted common share in the prior year quarter. The decrease was primarily due to higher CATs and lower net investment income including private equity losses which are generally recorded on a one-quarter lag.

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

FOR IMMEDIATE RELEASE

NEW YORK, August 3, 2020 – American International Group, Inc. (NYSE: AIG) today reported financial results for the quarter ended June 30, 2020.

Brian Duperreault, AIG’s Chief Executive Officer, said: “We are effectively navigating the current complex environment due to the strong foundation we built over the last three years. While unprecedented and on-going, COVID-19 remains an earnings, not a capital, event for AIG. We also increased our financial flexibility ending the second quarter with over $10 billion in liquidity.

“Our core businesses performed well in the second quarter. In General Insurance, the underlying underwriting profitability improvement was driven by our focus on portfolio remediation and expense discipline. Life and Retirement benefited from its diversification and agility, and continues to meet client needs despite an uncertain economic environment.

“We also executed two important transactions in the second quarter that significantly enhanced our risk profile and helped to position our core businesses for growth. The sale of our majority stake in Fortitude Holdings de-risks our balance sheet and reduces our exposure to long-tail runoff liabilities and interest rate risk. Our Personal Insurance high net worth portfolio benefited from the formation of Syndicate 2019 and new quota share reinsurance agreements, which will enable us to unlock the strategic value and growth opportunities of this business through a new, innovative capital model.

“I am proud of the many ways we are managing through this challenging period in time. Our colleagues continue to show strength and resiliency as we remain focused on supporting our clients, each other and our communities. I remain confident that AIG is well-positioned for the future as we make progress toward becoming a top-performing company and leading insurance franchise.”

FOR IMMEDIATE RELEASE

FINANCIAL SUMMARY

	Three Months Ended June 30,
($ in millions, except per common share amounts)	2020	2019
Net income (loss) attributable to AIG common shareholders	$(7,936)	$1,102
Net income (loss) per diluted share attributable to AIG common shareholders (a)	$(9.15)	$1.24

Weighted average common shares outstanding - diluted (a)	867.0	888.3

Adjusted pre-tax income (loss):
General Insurance	$175	$980
Life and Retirement	881	1,049
Other Operations	(510)	(471)
Legacy	257	119
Total	$803	$1,677

Adjusted after-tax income attributable to AIG common shareholders	$571	$1,272
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$0.66	$1.43

Return on common equity	NM	7.1%
Return on tangible common equity*	NM	7.8%
Adjusted return on common equity*	4.6%	10.4%
Adjusted return on tangible common equity*	5.1%	11.7%
Adjusted return on attributed common equity - Core*	3.5%	11.6%

Common shares outstanding	861.4	869.9
Book value per common share	$71.68	$73.63
Tangible book value per common share*	65.94	67.47
Book value per common share, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets*	65.93	67.90
Adjusted book value per common share	55.90	56.89
Adjusted tangible book value per common share*	50.16	50.72

General Insurance Combined ratio	106.0	97.8
General Insurance Accident year combined ratio, as adjusted	94.9	96.1

Adjusted return on attributed common equity - Life and Retirement	13.2%	17.3%

(a)  For periods reporting a loss, basic average common shares outstanding are used to calculate net income (loss) per diluted share attributable to AIG common shareholders. Diluted shares represent basic shares for the three-month period ended June 30, 2020 because we reported a net loss attributable to AIG common shareholders from continuing operations in that period.

FOR IMMEDIATE RELEASE

All comparisons are against the second quarter of 2019, unless otherwise indicated. Refer to the AIG Second Quarter 2020 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

SECOND QUARTER 2020 HIGHLIGHTS

General Insurance – Second quarter APTI of $175 million was comprised of an underwriting loss of $343 million and net investment income of $518 million. The underwriting loss included $674 million of CATs, net of reinsurance, reflecting $458 million of estimated COVID-19 losses, $126 million of civil unrest related losses and $90 million of natural CATs compared to $174 million of CATs, net of reinsurance, in the prior year quarter. Favorable net prior year loss reserve development, net of reinsurance, totaled $74 million, and was primarily due to $53 million of amortization from the Adverse Development Cover (ADC).

The General Insurance combined ratio was 106.0, including 11.9 points of CATs and reinstatement premiums, of which 8.2 points related to COVID-19 losses. Commercial Lines in both North America and International continued to show strong improvement due to underwriting and reinsurance actions taken to improve business mix, loss performance, and rate adequacy. The accident year combined ratio, as adjusted, was 94.9, comprised of a 61.5 accident year loss ratio, as adjusted* and an expense ratio of 33.4. The accident year combined ratio, as adjusted, reflected a change in Personal Insurance business mix driven by a series of new quota share reinsurance agreements including participation by our newly formed Syndicate 2019, a Lloyd’s Syndicate managed by Talbot, to reinsure risks related to AIG’s Private Client Group and the impact of COVID-19 on the Travel business. General Insurance general operating expenses (GOE) decreased by 9% to $766 million compared to the prior year quarter.

Life and Retirement – Second quarter APTI was $881 million compared to $1.0 billion in the prior year quarter. The decrease reflected private equity losses, continued spread compression and elevated mortality due to COVID-19, partially offset by higher other yield enhancements investment income and lower deferred policy acquisition costs (DAC) amortization and Variable Annuities reserves resulting from higher equity markets in the second quarter. Net flows were negative for the quarter and unfavorable to the prior year driven by lower Fixed and Index Annuity sales. Adjusted ROCE – Life and Retirement for the second quarter of 2020 was 13.2%.

Other Operations – Second quarter adjusted pre-tax loss (APTL) was $510 million compared to $471 million in the prior year quarter. The increase in pre-tax loss was primarily due to lower net investment income on consolidated investments and increased interest expense related to $4.1 billion of notes issued by AIG Parent during the quarter.

FOR IMMEDIATE RELEASE

Legacy – Fortitude – On June 2, 2020, AIG completed the sale of a 76.6% ownership interest in Fortitude for approximately $2.2 billion, resulting in The Carlyle Group, Inc. (Carlyle) and T&D United Capital Co., Ltd owning 96.5% of Fortitude and AIG retaining a 3.5% ownership interest. AIG established Fortitude Reinsurance Ltd. (Fortitude Re), a wholly owned subsidiary of Fortitude, in 2018 in connection with a series of affiliated reinsurance transactions related to AIG’s Legacy Portfolio and has accounted for Fortitude as part of AIG’s Legacy segment. As of June 30, 2020, approximately $30.5 billion of reserves from AIG’s Legacy Life and Retirement Run-Off Lines and approximately $4.1 billion of reserves from AIG’s Legacy General Insurance Run-Off Lines, related to business written by multiple wholly-owned AIG subsidiaries, had been ceded to Fortitude Re under these reinsurance transactions. Fortitude Re reinsures the majority of AIG’s Legacy portfolio making it one of AIG’s largest reinsurance counterparties. As these reinsurance transactions are structured as modified coinsurance and loss portfolio transfers with funds withheld, AIG continues to reflect the invested assets supporting Fortitude Re’s obligations in AIG’s financial statements. As a result of the sale, AIG updated its Non-GAAP measures this quarter to adjust for the modified coinsurance and funds withheld assets, as the associated investment income is owed to Fortitude under the reinsurance agreements.

Resulting from the sale of the majority interest in and deconsolidation of Fortitude, AIG recorded an after-tax reduction to total AIG shareholders’ equity of $4.3 billion. The corresponding reduction to Adjusted common shareholders’ equity which excludes accumulated other comprehensive income (AOCI), adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets, and deferred tax assets (DTA), was $2.5 billion. The impact to AIG shareholders’ equity is primarily due to a $6.7 billion after-tax loss partially offset by a $2.4 billion increase in AOCI due to the release of shadow adjustments primarily related to future policy benefits. The $6.7 billion after-tax loss is comprised of (i) a $2.7 billion loss related to the write-off of prepaid insurance assets and DAC upon deconsolidation of Fortitude and (ii) $4.0 billion related to the loss on the sale primarily as a result of increases in Fortitude’s GAAP equity principally related to mark-to-market movements since December 31, 2018. The transaction did not negatively impact the statutory capital of AIG’s insurance subsidiaries.

Legacy Portfolio Results – Second quarter APTI was $257 million compared to APTI of $119 million in the prior year quarter; through the date of closing of the Fortitude transaction, both of these amounts are reduced in AATI for AIG due to Carlyle’s 19.9% minority interest in Fortitude. The change was primarily due to an increase in net investment income. In addition, the current quarter includes two months of Fortitude APTI compared to three months in the prior year quarter.

Net Investment Income – Total consolidated net investment income was $3.4 billion in the second quarter of 2020 compared to $3.7 billion in the prior year quarter. Net investment income on an APTI basis* decreased approximately $537 million to $3.2 billion in the second quarter of 2020. The decrease reflected private equity losses of $276 million compared to private equity income of $238 million in the prior year quarter which included a large IPO gain from a private equity holding. As the Fortitude sale closed on June 2, 2020, net investment income on an APTI basis included $378 million related to two months of investment income on Fortitude assets compared to $498 million in the prior year quarter.

FOR IMMEDIATE RELEASE

Liquidity and Capital – As of June 30, 2020, AIG Parent liquidity stood at approximately $10.7 billion. In May, AIG Parent issued three tranches of senior notes in an aggregate principal amount of $4.1 billion. In June, AIG Parent repaid the $1.3 billion that it had borrowed in March 2020 under its $4.5 billion committed, revolving syndicated credit facility.

Also, in June 2020, AIG Parent made a prepayment of approximately $548 million to the U.S. Treasury in connection with proposed tax settlement agreements that were previously announced and related to the disallowance of foreign tax credits associated with cross border financing transactions. AIG currently expects to make, as early as the fourth quarter of 2020, additional payments on this settlement of approximately $1.2 billion dependent upon the final calculation of accrued interest.

Book Value per Common Share – As of June 30, 2020, book value per common share was $71.68 compared to $73.63 at June 30, 2019, primarily driven by a net loss attributable to the sale and deconsolidation of Fortitude, partially offset by net unrealized capital gains. Adjusted book value per common share, which excludes AOCI, adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s funds withheld assets, and DTA, decreased to $55.90 compared to $56.89 at June 30, 2019.

Adjusted tangible book value per common share, which is Adjusted book value per common share excluding Goodwill, Value of Business Acquired, Value of Distribution Channel Acquired and Other Intangible Assets was $50.16 compared to $50.72 at June 30, 2019.

FOR IMMEDIATE RELEASE

GENERAL INSURANCE

	Three Months Ended June 30,
($ in millions)	2020	2019	Change
Total General Insurance
Gross premiums written	$8,474	$8,654	(2)%
Net premiums written	$5,549	$6,581	(16)
Underwriting income (loss)	$(343)	$147	NM
Adjusted pre-tax income	$175	$980	(82)

Underwriting ratios:
Loss ratio	72.6	63.0	9.6	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(11.9)	(2.6)	(9.3)
Prior year development	0.8	0.9	(0.1)
Accident year loss ratio, as adjusted	61.5	61.3	0.2
Expense ratio	33.4	34.8	(1.4)
Combined ratio	106.0	97.8	8.2
Accident year combined ratio, as adjusted	94.9	96.1	(1.2)

FOR IMMEDIATE RELEASE

General Insurance - North America

	Three Months Ended June 30,
($ in millions)	2020	2019	Change
North America
Net premiums written	$2,347	$3,307	(29)%
Commercial Lines	2,497	2,364	6
Personal Insurance	(150)	943	NM

Underwriting income (loss)	$(419)	$(5)	NM
Commercial Lines	(385)	(36)	NM
Personal Insurance	(34)	31	NM

Adjusted pre-tax income	$5	$718	(99)

Underwriting ratios:
North America
Loss ratio	87.9	69.2	18.7	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(19.6)	(5.0)	(14.6)
Prior year development	1.2	1.7	(0.5)
Accident year loss ratio, as adjusted	69.5	65.9	3.6
Expense ratio	27.8	30.9	(3.1)
Combined ratio	115.7	100.1	15.6
Accident year combined ratio, as adjusted	97.3	96.8	0.5

North America Commercial Lines
Loss ratio	91.8	74.8	17.0	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(22.6)	(5.4)	(17.2)
Prior year development	1.6	3.1	(1.5)
Accident year loss ratio, as adjusted	70.8	72.5	(1.7)
Expense ratio	25.2	26.7	(1.5)
Combined ratio	117.0	101.5	15.5
Accident year combined ratio, as adjusted	96.0	99.2	(3.2)

North America Personal Insurance
Loss ratio	65.6	53.0	12.6	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(2.6)	(3.9)	1.3
Prior year development	(1.3)	(2.4)	1.1
Accident year loss ratio, as adjusted	61.7	46.7	15.0
Expense ratio	43.1	43.4	(0.3)
Combined ratio	108.7	96.4	12.3
Accident year combined ratio, as adjusted	104.8	90.1	14.7

FOR IMMEDIATE RELEASE

General Insurance North America – Commentary

•	Net premiums written decreased by 29% to $2.3 billion. Net premiums written in Personal Insurance decreased by $1.1 billion primarily as a result of $725 million in cessions pursuant to a series of new quota share reinsurance agreements including participation by our newly formed Syndicate 2019, a Lloyd’s Syndicate managed by Talbot, to reinsure risks related to AIG’s Private Client Group and the impact of COVID-19 on the Travel business. This was partially offset by 6% growth in our Commercial business driven by improved rate and retention in our Core lines including Retail Property, Lexington and AIG Re.

•	Pre-tax underwriting loss of $419 million included $519 million of CATs, net of reinsurance, of which $364 million related to COVID-19, $81 million related to civil unrest and $74 million related to natural CATs. The North America combined ratio was 115.7, compared to 100.1 in the prior year quarter, reflecting 19.6 points of CATs and reinstatement premiums of which 13.7 points related to COVID-19. The accident year combined ratio, as adjusted, was 97.3 compared to 96.8 in the prior year quarter.

•	The North America Commercial Lines accident year combined ratio, as adjusted, was 96.0, a 3.2 point improvement compared to the prior year quarter driven by improved mix of business, significant rate increases, benefits from underwriting actions in 2019 and improvement in the expense ratio due to changes in the business mix.

•	The North America Personal Insurance accident year combined ratio, as adjusted, increased 14.7 points to 104.8 compared to the prior year quarter. The increase in the accident year combined ratio, as adjusted, was in part driven by the impact of the reduction of net premiums earned on the GOE ratio. In addition, the change in business mix resulting from lower Travel business due to COVID-19 and the cessions under the series of new quota share reinsurance agreements, including participation by our newly formed Syndicate 2019, resulted in a higher accident year loss ratio, as adjusted, offset in part by a lower acquisition ratio.

•	Favorable net prior year loss reserve development was $39 million, with favorable net prior year loss reserve development of $46 million for North America Commercial Lines partially offset by unfavorable net prior year loss reserve development of $7 million for North America Personal Insurance. North America Commercial Lines favorable net prior loss reserve development included $53 million of amortization from the ADC compared to $58 million in the prior year quarter.

FOR IMMEDIATE RELEASE

General Insurance - International

	Three Months Ended June 30,
($ in millions)	2020	2019	Change
International
Net premiums written	$3,202	$3,274	(2)%
Commercial Lines	1,575	1,516	4
Personal Insurance	1,627	1,758	(7)

Underwriting income (loss)	$76	$152	(50)
Commercial Lines	(13)	51	NM
Personal Insurance	89	101	(12)

Adjusted pre-tax income	$170	$262	(35)

Underwriting ratios:
International
Loss ratio	59.5	56.9	2.6	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(5.4)	(0.1)	(5.3)
Prior year development	0.6	0.1	0.5
Accident year loss ratio, as adjusted	54.7	56.9	(2.2)
Expense ratio	38.1	38.6	(0.5)
Combined ratio	97.6	95.5	2.1
Accident year combined ratio, as adjusted	92.8	95.5	(2.7)

International Commercial Lines
Loss ratio	66.3	61.5	4.8	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(11.3)	(0.3)	(11.0)
Prior year development	2.4	0.4	2.0
Accident year loss ratio, as adjusted	57.4	61.6	(4.2)
Expense ratio	34.5	35.3	(0.8)
Combined ratio	100.8	96.8	4.0
Accident year combined ratio, as adjusted	91.9	96.9	(5.0)

International Personal Insurance
Loss ratio	52.9	52.9	-	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	0.4	-	0.4
Prior year development	(1.2)	(0.1)	(1.1)
Accident year loss ratio, as adjusted	52.1	52.8	(0.7)
Expense ratio	41.4	41.6	(0.2)
Combined ratio	94.3	94.5	(0.2)
Accident year combined ratio, as adjusted	93.5	94.4	(0.9)

FOR IMMEDIATE RELEASE

General Insurance International – Commentary

•	Net premiums written decreased 2% on a reported basis and 1% on a constant dollar basis. International Commercial’s net premiums written increased by 7% on a constant dollar basis driven by strong rate improvement and higher retention across most commercial lines. This was offset by the decline in net premiums written in Personal Insurance, in part as a result of the impact of COVID-19 on Travel and other lines of business.

•	Pre-tax underwriting income of $76 million included $155 million of CATs, net of reinsurance, of which $94 million related to COVID-19 and $45 million related to civil unrest. The International combined ratio was 97.6, compared to 95.5 in the prior year quarter, reflecting 5.4 points of CATs and reinstatement premiums of which 3.4 points related to COVID-19. The accident year combined ratio, as adjusted, was 92.8 compared to 95.5 in the prior year quarter, reflecting improvements in both Commercial Lines and Personal Insurance.

•	The International Commercial Lines accident year combined ratio, as adjusted, was 91.9, a 5.0 point improvement driven by premium rate increases, benefits from underwriting action, portfolio optimization and ongoing expense discipline.

•	The International Personal Insurance accident year combined ratio, as adjusted, improved by 0.9 points to 93.5, reflecting lower attritional losses in Japan and Asia Pacific Personal Auto.

•	Favorable net prior year loss reserve development was $35 million, with $46 million of favorable net prior year loss reserve development in International Commercial Lines, partially offset by $11 million of unfavorable net prior year loss reserve development in International Personal Insurance.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT

	Three Months Ended June 30,
($ in millions)	2020	2019	Change
Life and Retirement
Premiums & fees	$2,297	$1,333	72%
Net investment income	2,040	2,270	(10)
Adjusted revenues	4,549	3,828	19
Benefits, losses and expenses	3,668	2,779	32
Adjusted pre-tax income	881	1,049	(16)
Premiums and deposits	5,664	7,212	(21)

Individual Retirement
Premiums & fees	$243	$221	10%
Net investment income	957	1,094	(13)
Adjusted revenues	1,333	1,466	(9)
Benefits, losses and expenses	783	878	(11)
Adjusted pre-tax income	550	588	(6)
Premiums and deposits	1,794	3,865	(54)
Net flows	(1,504)	(306)	(392)

Group Retirement
Premiums & fees	$103	$111	(7)%
Net investment income	541	618	(12)
Adjusted revenues	712	790	(10)
Benefits, losses and expenses	498	497	-
Adjusted pre-tax income	214	293	(27)
Premiums and deposits	1,670	2,047	(18)
Net flows	(243)	(174)	(40)

Life Insurance
Premiums & fees	$822	$806	2%
Net investment income	280	335	(16)
Adjusted revenues	1,113	1,154	(4)
Benefits, losses and expenses	1,122	1,068	5
Adjusted pre-tax income (loss)	(9)	86	NM
Premiums and deposits	1,071	1,032	4

Institutional Markets
Premiums & fees	$1,129	$195	479%
Net investment income	262	223	17
Adjusted revenues	1,391	418	233
Benefits, losses and expenses	1,265	336	276
Adjusted pre-tax income	126	82	54
Premiums and deposits	1,129	268	321

FOR IMMEDIATE RELEASE

Life and Retirement – Commentary

•	Life and Retirement reported APTI of $881 million compared to $1.0 billion in the prior year quarter. The decrease reflected private equity losses generally reported on a one-quarter lag, continued spread compression and elevated mortality due to COVID-19, partially offset by higher other yield enhancements investment income and lower DAC amortization and Variable Annuities reserves resulting from higher equity markets in the second quarter of 2020.

•	Premiums were $1.6 billion primarily due to two large Pension Risk Transfer transactions, compared to $598 million in the prior year quarter. Premiums and deposits decreased to $5.7 billion compared to $7.2 billion in the prior year quarter primarily due to lower Fixed Annuities, Index Annuities and Group Retirement deposits in the second quarter of 2020 driven by broad industry sales disruptions caused by COVID-19 and the lower interest rate environment, partially offset by an increase in Institutional Markets activity. Net flows continued to be negative.

•	Individual Retirement reported APTI of $550 million compared to $588 million in the prior year quarter. APTI decreased primarily due to private equity losses, lower yield enhancements investment driven by losses on securities for which the fair value option was elected, and lower call and tender income, partially offset by lower Variable Annuity DAC/Sales Inducement amortization and reserves due to the higher equity markets in the second quarter of 2020. Total net flows were negative in the quarter and unfavorable compared to the prior year period, driven by lower Fixed and Index Annuities sales.

•	Group Retirement reported APTI of $214 million compared to $293 million in the prior year quarter. The decrease in APTI was driven by private equity losses and lower gains on securities for which the fair value option was elected, partially offset by higher other yield enhancements investment income. Net flows remained negative for the quarter and unfavorable compared to the prior year quarter, primarily due to decreased deposits, partially offset by lower surrenders.

•	Life Insurance reported APTL of $9 million compared to APTI of $86 million in the prior year quarter primarily due to private equity losses, lower gains on bond calls and elevated mortality due to COVID-19.

•	Institutional Markets APTI of $126 million increased from $82 million in the prior year quarter due to higher other yield enhancements investment income and higher base investment income driven by asset growth, partially offset by private equity losses. Two large Pension Risk Transfer reinsurance deals were closed in the quarter.

FOR IMMEDIATE RELEASE

CONFERENCE CALL

AIG will host a conference call tomorrow, Tuesday, August 4, 2020 at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

The conference call (including the financial results presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make and discuss, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of catastrophes and macroeconomic events, such as COVID-19, anticipated dispositions, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	the adverse impact of COVID-19, including with respect to AIG’s business, financial condition and results of operations;
•	changes in market and industry conditions, including the significant global economic downturn, general market declines, prolonged economic recovery and disruptions to AIG’s operations driven by COVID-19 and responses thereto, including new or changed governmental policy and regulatory actions;
•	the occurrence of catastrophic events, both natural and man-made, including COVID-19, pandemics, civil unrest and the effects of climate change;

FOR IMMEDIATE RELEASE

•	AIG’s ability to effectively execute on AIG 200 operational programs designed to achieve underwriting excellence, modernization of AIG’s operating infrastructure, enhanced user and customer experiences and unification of AIG;
•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities, the likelihood of which may increase due to extended remote business operations as a result of COVID-19;
•	disruptions in the availability of AIG’s electronic data systems or those of third parties;
•	the effectiveness of our risk management policies and procedures, including with respect to our business continuity and disaster recovery plans;
•	changes in judgments concerning potential cost-saving opportunities;
•	concentrations in AIG’s investment portfolios;
•	changes to the valuation of AIG’s investments;
•	actions by credit rating agencies;
•	changes in judgments concerning insurance underwriting and insurance liabilities;
•	the effectiveness of strategies to recruit and retain key personnel and to implement effective succession plans;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;
•	significant legal, regulatory or governmental proceedings;
•	AIG’s ability to successfully manage Legacy Portfolios;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;
•	changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill; and
•	such other factors discussed in:

– Part I, Item 2. MD&A and Part II, Item 1A. Risk Factors of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 (which will be filed with the Securities and Exchange Commission);

– Part I, Item 2. MD&A of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020; and

– Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A of the 2019 Annual Report.

COVID-19 is adversely affecting, and is expected to continue to adversely affect, our business, financial condition and results of operations, and its ultimate impact will depend on future developments that are uncertain and cannot be predicted, including the scope, severity and duration of the crisis and actions taken by governmental and regulatory authorities in response thereto. Even after the crisis subsides, it is possible that the U.S. and other major economies will experience a prolonged recession, in which event our businesses, results of operations and financial condition could be materially and adversely affected. Statements about the effects of COVID-19 on our business, financial condition and results of operations may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the COVID-19 and actions taken by governmental and regulatory authorities in response to mitigate its impact.

FOR IMMEDIATE RELEASE

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

#       #       #

COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Second Quarter 2020 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and Book Value per Common Share, Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments, and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets, is derived by dividing Total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

FOR IMMEDIATE RELEASE

Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA) and Other Intangible Assets (Tangible Book Value per Common Share) and Tangible Book Value per Common Share, Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) are used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding Goodwill, VOBA, VODA and Other intangible assets, by total common shares outstanding (Tangible Book Value per Common Share). Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

FOR IMMEDIATE RELEASE

AIG Return on Common Equity, Excluding Goodwill, VOBA, VODA and Other Intangible assets (Return on Tangible Common Equity) and Return on Tangible Common Equity – Adjusted After-tax Income, Excluding Goodwill, VOBA, VODA and Other Intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets, and DTA (Adjusted Return on Tangible Common Equity) is used to provide the rate of return on tangible common shareholder’s equity, which is a more accurate measure of realizable shareholder value. AIG excludes Goodwill, VOBA, VODA and Other intangible assets from AIG common shareholders’ equity to derive tangible common shareholders’ equity (Tangible Common Shareholders’ Equity). Return on Tangible Common Equity is derived by dividing actual or annualized after-tax income attributable to AIG common shareholders by average Tangible Common Shareholders’ Equity. AIG further excludes AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets and DTA in Adjusted Tangible Common Equity. Adjusted Return on Tangible Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Tangible Common Shareholders’ Equity.

Core and Life and Retirement Adjusted Attributed Common Equity is an attribution of total AIG Adjusted Common Shareholders’ Equity to these segments based on AIG’s internal capital model, which incorporates the segments’ respective risk profiles. Adjusted attributed common equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core and Life and Retirement Return on Common Equity – Adjusted After-tax Income (Adjusted Return on Attributed Common Equity) is used to show the rate of return on Adjusted Attributed Common Equity. Adjusted Return on Attributed Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Attributed Common Equity.

Adjusted After-tax Income Attributable to Core and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from adjusted pre-tax income. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s operating segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

FOR IMMEDIATE RELEASE

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•  changes in fair value of securities used to hedge guaranteed living benefits;

•  changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•  changes in the fair value of equity securities;

•  net investment income on Fortitude Re funds withheld assets post deconsolidation of Fortitude Re;

•  following deconsolidation of Fortitude Re, net realized capital gains and losses on Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG (Fortitude Re funds withheld assets);

•  loss (gain) on extinguishment of debt;

•  all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized capital gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•  income or loss from discontinued operations;

•  net loss reserve discount benefit (charge);

•  pension expense related to a one-time lump sum payment to former employees;

•  income and loss from divested businesses;

•  non-operating litigation reserves and settlements;

•  restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•  the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•  integration and transaction costs associated with acquired businesses;

•  losses from the impairment of goodwill; and

•  non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, and the following tax items from net income attributable to AIG:

FOR IMMEDIATE RELEASE

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act);

and by excluding the net realized capital gains (losses) and other charges from noncontrolling interests.

See page 23 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio

FOR IMMEDIATE RELEASE

f)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) CYRIPs] – Loss ratio
g)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes (CYRIPs) +/(-) RIPs related to prior year catastrophes (PYRIPs) + (Additional) returned premium related to PYD on loss sensitive business ((AP)RP) + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]
h)	Accident year combined ratio, as adjusted = AYLR + Expense ratio
i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) CYRIPs +/(-) PYRIPs + (AP)RP] – Loss ratio – CAT ratio

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

Results from discontinued operations are excluded from all of these measures.

#             #              #

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended June 30,
	2020				2019
			Noncontrolling				Noncontrolling
	Pre-tax	Tax Effect	Interests(e)	After-tax	Pre-tax	Tax Effect	Interests(e)	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$(9,661)	$(1,896)	$-	$(7,766)	$1,837	$446	$-	$1,390
Noncontrolling interests	-	-	(162)	(162)	-	-	(281)	(281)
Pre-tax income (loss)/net income (loss) attributable to AIG	(9,661)	(1,896)	(162)	(7,928)	1,837	446	(281)	1,109
Dividends on preferred stock				8				7
Net income (loss) attributable to AIG common shareholders				(7,936)				1,102
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)	-	(206)	-	206	-	(27)	-	27
Deferred income tax valuation allowance (releases) charges(b)	-	183	-	(183)	-	(7)	-	7
Changes in fair value of securities used to hedge guaranteed living benefits	(16)	(4)	-	(12)	(75)	(16)	-	(59)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(255)	(53)	-	(202)	73	16	-	57
Changes in the fair value of equity securities	(56)	(12)	-	(44)	22	5	-	17
Loss on extinguishment of debt	-	-	-	-	15	4	-	11
Net investment income on Fortitude Re funds withheld assets(c)	(116)	(24)	-	(92)	-	-	-	-
Net realized capital (gains) losses on Fortitude Re funds withheld assets(c)	(96)	(20)	-	(76)	-	-	-	-
Net realized capital (gains) losses on Fortitude Re funds withheld
embedded derivative(c)	837	176	-	661	-	-	-	-
Net realized capital (gains) losses(d)	1,619	369	-	1,250	(351)	(86)	-	(265)
Loss from discontinued operations	-	-	-	1	-	-	-	1
Loss from divested businesses	8,412	1,657	-	6,755	1	-	-	1
Non-operating litigation reserves and settlements	-	-	-	-	-	(1)	-	1
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(33)	(7)	-	(26)	(125)	(27)	-	(98)
Net loss reserve discount charge	16	3	-	13	212	45	-	167
Integration and transaction costs associated with acquired businesses	4	1	-	3	6	1	-	5
Restructuring and other costs	134	28	-	106	60	13	-	47
Non-recurring costs related to regulatory or accounting changes	14	3	-	11	2	-	-	2
Noncontrolling interests primarily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(e)	-	-	136	136	-	-	249	249
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$803	$198	$(26)	$571	$1,677	$366	$(32)	$1,272

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (continued)

	Six Months Ended June 30,
	2020				2019
			Noncontrolling				Noncontrolling
	Pre-tax	Tax Effect	Interests(e)	After-tax	Pre-tax	Tax Effect	Interests(e)	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling
interests	$(7,103)	$(992)	$-	$(6,112)	$2,991	$663	$-	$2,327
Noncontrolling interests	-	-	(67)	(67)	-	-	(564)	(564)
Pre-tax income (loss)/net income (loss) attributable to AIG	(7,103)	(992)	(67)	(6,179)	2,991	663	(564)	1,763
Dividends on preferred stock				15				7
Net income (loss) attributable to AIG common shareholders				(6,194)				1,756
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)	-	(211)	-	211	-	(15)	-	15
Deferred income tax valuation allowance (releases) charges(b)	-	(100)	-	100	-	31	-	(31)
Changes in fair value of securities used to hedge guaranteed living benefits	(9)	(2)	-	(7)	(171)	(36)	-	(135)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	283	60	-	223	(26)	(5)	-	(21)
Changes in the fair value of equity securities	135	28	-	107	(57)	(12)	-	(45)
Loss on extinguishment of debt	17	4	-	13	13	3	-	10
Net investment income on Fortitude Re funds withheld assets(c)	(116)	(24)	-	(92)	-	-	-	-
Net realized capital (gains) losses on Fortitude Re funds withheld assets(c)	(96)	(20)	-	(76)	-	-	-	-
Net realized capital (gains) losses on Fortitude Re funds withheld embedded derivative(c)	837	176	-	661	-	-	-	-
Net realized capital (gains) losses(d)	(1,883)	(398)	-	(1,485)	123	23	-	100
Loss from discontinued operations	-	-	-	1	-	-	-	1
(Income) loss from divested businesses	8,628	1,702	-	6,926	(5)	(1)	-	(4)
Non-operating litigation reserves and settlements	(6)	(1)	-	(5)	1	-	-	1
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(41)	(9)	-	(32)	(152)	(32)	-	(120)
Net loss reserve discount charge	72	15	-	57	685	144	-	541
Integration and transaction costs associated with acquired businesses	6	1	-	5	13	3	-	10
Restructuring and other costs	224	47	-	177	107	23	-	84
Non-recurring costs related to regulatory or accounting changes	27	6	-	21	2	-	-	2
Noncontrolling interests primarily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(e)	-	-	59	59	-	-	496	496
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$975	$282	$(8)	$670	$3,524	$789	$(68)	$2,660

(a) Includes the write-down of net operating loss deferred tax assets in certain foreign jurisdictions, which is offset by valuation allowance release.

(b) Six months ended June 30, 2020 includes valuation allowance established against a portion of foreign tax credit and net operating loss carryforwards of AIG’s U.S. federal consolidated income tax group, as well as net valuation allowance release in certain foreign jurisdictions.

(c) Represents activity subsequent to the deconsolidation of Fortitude Re on June 2, 2020.

(d) Includes all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.

(e) Noncontrolling interests was primarily due to the 19.9 percent investment in Fortitude Group Holdings, LLC (Fortitude Holdings) by an affiliate of The Carlyle Group L.P. (Carlyle), which occurred in the fourth quarter of 2018. Carlyle was allocated 19.9 percent of Fortitude Holdings’ standalone financial results through the June 2, 2020 closing date of the Majority Interest Fortitude Sale. Fortitude Holdings’ results were mostly eliminated in AIG’s consolidated income from continuing operations given that its results arose from intercompany transactions. Noncontrolling interests was calculated based on the standalone financial results of Fortitude Holdings. The most significant component of Fortitude Holdings’ standalone results was the change in fair value of the embedded derivatives which changes with movements in interest rates and credit spreads, and which was recorded in net realized capital gains and losses of Fortitude Holdings. In accordance with AIG's adjusted after-tax income definition, realized capital gains and losses are excluded from noncontrolling interests. Subsequent to the Majority Interest Fortitude Sale, AIG’s owns 3.5 percent of Fortitude Holdings and no longer consolidates Fortitude Holdings in its financial statements as of such date. The minority interest in Fortitude is carried at cost within AIG’s consolidated investments, which was $100 million as of June 30, 2020.

Summary of Key Financial Metrics

	Three Months Ended June 30,				Six Months Ended June 30,
Income (loss) per common share:	2020	2019	% Inc. (Dec.)		2020	2019	% Inc. (Dec.)
Basic
Income (loss) from continuing operations	$(9.15)	$1.26	NM	%	$(7.11)	$2.00	NM	%
Income from discontinued operations	-	-	NM		-	-	NM
Net income (loss) attributable to AIG common shareholders	$(9.15)	$1.26	NM		$(7.11)	$2.00	NM

Diluted
Income (loss) from continuing operations	$(9.15)	$1.24	NM		$(7.11)	$1.99	NM
Income from discontinued operations	-	-	NM		-	-	NM
Net income (loss) attributable to AIG common shareholders	$(9.15)	$1.24	NM		$(7.11)	$1.99	NM
Adjusted after-tax income attributable to AIG common shareholders per diluted share (a)	$0.66	$1.43	(53.8)%		$0.77	$3.01	(74.4)%

Weighted average shares outstanding:
Basic	867.0	876.4			870.6	875.9
Diluted (a)	867.0	888.3			870.6	882.9

(a) For the three- and six-month periods ended June 30, 2020, because we reported net losses attributable to AIG common shareholders, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. However, because we reported adjusted after-tax income attributable to AIG common shareholders, the calculation of adjusted after-tax income per diluted share attributable to AIG common shareholders includes 3,226,882 dilutive shares and 3,939,732 dilutive shares for the three- and six-month periods ended June 30, 2020, respectively.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Reconciliation of Book Value per Common Share

As of period end:	June 30, 2020	March 31, 2020	June 30, 2019
Total AIG shareholders' equity	$62,234	$60,173	$64,539
Less: Preferred equity	485	485	485
Total AIG common shareholders' equity (a)	61,749	59,688	64,054
Less: Accumulated other comprehensive income (AOCI)	9,169	(994)	4,991
Add: Cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets	4,215	-	-
Total AIG common shareholders' equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets (b)	56,795	60,682	59,063
Less: Deferred tax assets (DTA)*	8,643	8,535	9,577
Total adjusted AIG common shareholders' equity (c)	$48,152	$52,147	$49,486
Less: Intangible assets:
Goodwill	3,983	3,989	4,104
Value of business acquired	121	297	369
Value of distribution channel acquired	517	526	555
Other intangibles	323	329	337
Total intangible assets	4,944	5,141	5,365
Total AIG common shareholders' equity less intangible assets (d)	56,805	54,547	58,689
Total adjusted tangible common shareholders' equity (e)	$43,208	$47,006	$44,121

Total common shares outstanding (f)	861.4	861.3	869.9

	June 30,	March 31,	% Inc.	June 30,	% Inc.
As of period end:	2020	2020	(Dec.)	2019	(Dec.)
Book value per common share (a÷f)	$71.68	$69.30	3.4%	$73.63	(2.6)%
Book value per common share, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets (b÷f)	65.93	70.45	(6.4)	67.90	(2.9)
Adjusted book value per common share (c÷f)	55.90	60.55	(7.7)	56.89	(1.7)
Tangible book value per common share (d÷f)	65.94	63.33	4.1	67.47	(2.3)
Adjusted tangible book value per common share (e÷f)	50.16	54.58	(8.1)	50.72	(1.1)

Reconciliation of Return On Common Equity

	Three Months Ended
	June 30, 2020	June 30, 2019
Actual or Annualized net income attributable to AIG common shareholders (g)	$(31,744)	$4,408
Actual or Annualized adjusted after-tax income attributable to AIG common shareholders (h)	$2,284	$5,088

Average AIG common shareholders' equity (i)	$60,719	$62,178
Less: Average intangible assets	5,043	5,397
Average AIG tangible common shareholders' equity (j)	$55,676	$56,781

Average AIG common shareholders' equity	$60,719	$62,178
Less: Average AOCI	4,088	3,560
Add: Average cumulative unrealized gains and losses related to Fortitude Re’s Funds Withheld Assets	2,108	-
Less: Average DTA*	8,589	9,752
Average adjusted common shareholders' equity (k)	50,150	48,866
Less: Average intangible assets	5,043	5,397
Average adjusted tangible common shareholders' equity (m)	$45,107	$43,469

ROCE (g÷i)	NM	7.1%
Adjusted return on common equity (h÷k)	4.6%	10.4%
Return on tangible common equity (g÷j)	NM	7.8%
Adjusted return on tangible common equity (h÷m)	5.1%	11.7%

* Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share amounts)

Reconciliations of Life and Retirement Adjusted Return on Common Equity

	Three Months Ended
	June 30,
	2020	2019

Adjusted pre-tax income	$881	$1,049
Interest expense on attributed financial debt	71	44
Adjusted pre-tax income including attributed interest expense	810	1,005
Income tax expense	160	201
Adjusted after-tax income	650	804
Dividends declared on preferred stock	3	3
Adjusted after-tax income attributable to common shareholders	$647	$801

Ending adjusted attributed common equity	$19,506	$18,820
Average adjusted attributed common equity	$19,584	$18,550
Adjusted return on attributed common equity	13.2%	17.3%

Reconciliations of Core Adjusted Return on Common Equity

	Three Months Ended
	June 30,
	2020	2019

Adjusted pre-tax income	$546	$1,558
Interest expense on attributed financial debt	-	-
Adjusted pre-tax income including attributed interest expense	546	1,558
Income tax expense	143	340
Adjusted after-tax income	403	1,218
Dividends declared on preferred stock	7	7
Adjusted after-tax income attributable to common shareholders	$396	$1,211

Ending adjusted attributed common equity	$46,133	$42,694
Average adjusted attributed common equity	$45,219	$41,746
Adjusted return on attributed common equity	3.5%	11.6%

Net Premiums Written - Change in Constant Dollar

	Three Months Ended June 30, 2020
General Insurance	International	International - Commercial
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	(0.9)%	6.7%
Foreign exchange effect	(1.3)	(2.8)
Increase (decrease) as reported in U.S. dollars	(2.2)%	3.9%

Reconciliation of Net Investment Income

	Three Months Ended
	June 30,
	2020	2019
Net investment income per Consolidated Statements of Operations	$3,366	$3,745
Changes in fair value of securities used to hedge guaranteed living benefits	(14)	(84)
Changes in the fair value of equity securities	(56)	22
Net investment income on Fortitude Re funds withheld assets	(116)	-
Net realized capital gains related to economic hedges and other	18	52
Total Net investment income - APTI Basis	$3,198	$3,735

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share amounts)

Reconciliations of Premiums and Deposits

	Three Months Ended
	June 30,
	2020	2019
Individual Retirement:
Premiums	$38	$16
Deposits	1,759	3,852
Other	(3)	(3)
Total premiums and deposits	$1,794	$3,865

Group Retirement:
Premiums	$3	$5
Deposits	1,667	2,042
Other	-	-
Total premiums and deposits	$1,670	$2,047

Life Insurance:
Premiums	$447	$425
Deposits	420	413
Other	204	194
Total premiums and deposits	$1,071	$1,032

Institutional Markets:
Premiums	$1,089	$152
Deposits	33	108
Other	7	8
Total premiums and deposits	$1,129	$268

Total Life and Retirement:
Premiums	$1,577	$598
Deposits	3,879	6,415
Other	208	199
Total premiums and deposits	$5,664	$7,212